Exhibit 99.1

LAYNE CHRISTENSEN REPORTS

FISCAL 2018 SECOND QUARTER RESULTS

THE WOODLANDS, TEXAS, September 11, 2017 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2018 second quarter (Q2 FY 2018) ended July 31, 2017.

Q2 FY 2018 Financial Highlights

•

Financial performance in Q2 FY 2018 improved significantly compared to the prior year period as a result of a marked improvement in earnings at Mineral Services, further SG&A cost reductions and continuing strong performance at Inliner.

•	Reported net loss from continuing operations for Q2 FY 2018 was ($2.1) million, or ($0.11) per share, compared to ($5.4) million, or ($0.27) per share, for the fiscal 2017 second quarter (Q2 FY 2017).
•	Total Adjusted EBITDA (a non-GAAP financial measure as defined below) increased to $10.0 million in Q2 FY 2018 compared to $7.2 million in Q2 FY 2017.
•	Water Resources produced significant sequential improvement compared to the fiscal 2018 first quarter, generating higher revenues and Adjusted EBITDA.
•	Unallocated corporate expenses reflected in Adjusted EBITDA declined versus the prior year period and were $5.5 million in Q2 FY 2018 compared to $6.7 million in Q2 FY 2017.
•

As of July 31, 2017, cash and cash equivalents were $34.2 million, and total debt was $164.1 million.  Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $107.6 million at July 31, 2017, compared to $121.5 million at April 30, 2017.

•	Total backlog was $182.8 million at July 31, 2017 compared to $172.2 million at April 30, 2017 and $194.1 million at July 31, 2016.
•

Layne completed construction of its new high-capacity water pipeline and infrastructure system in the Delaware Basin of West Texas and generated positive earnings from the Water Midstream business during Q2 FY 2018.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “We remain encouraged with the overall trajectory of our business and the significant improvement in financial performance that we delivered in the second quarter. We saw continued strength at Inliner, improved activity and profitability at Mineral Services and further reductions in SG&A costs.  In addition, the improvements underway at Water Resources to stem project losses we incurred in the last half of fiscal year 2017 led to meaningful sequential improvement for the division.

“We are also very excited about our entry into the energy infrastructure business as we completed our new high-capacity water pipeline in the Delaware Basin of West Texas ahead of schedule.  Driven by increased demand from upstream producers, we are now in the process of expanding our pipeline capacity and we plan to further leverage our substantial core competencies in water sourcing, drilling and treatment to provide water infrastructure solutions to our energy clients.

“We remain intently focused on our fiscal 2018 objectives to significantly improve profitability at Water Resources, leverage our strengths at Inliner to grow the business, take advantage of the improved levels of activity in the Americas for Minerals Services, further reduce our cost base and significantly grow our energy infrastructure business. Our first half results clearly indicate that we are making meaningful progress.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2017	2016	2017	2016
Revenues	$126,160	$123,635	$237,667	$244,281
Cost of revenues (exclusive of depreciation and amortization charges shown below)	(98,869)	(100,474)	(185,152)	(197,536)
Selling, general and administrative expenses (exclusive of depreciation and amortization charges shown below)	(19,040)	(18,070)	(36,680)	(39,629)
Depreciation and amortization	(6,373)	(6,527)	(12,857)	(12,485)
Gain (loss) on sale of fixed assets	420	(46)	1,032	89
Equity in earnings of affiliates	1,015	458	1,726	1,727
Restructuring costs	(827)	(1,001)	(1,255)	(1,065)
Interest expense	(4,237)	(4,209)	(8,437)	(8,455)
Other income, net	229	80	66	111
Loss from continuing operations before income taxes	(1,522)	(6,154)	(3,890)	(12,962)
Income tax (expense) benefit	(613)	741	(1,663)	(472)
Net loss from continuing operations	(2,135)	(5,413)	(5,553)	(13,434)
Net (loss) income from discontinued operations	(2,771)	103	(22,253)	(679)
Net loss	$(4,906)	$(5,310)	$(27,806)	$(14,113)
Loss per share information:
Loss per share from continuing operations - basic and diluted	$(0.11)	$(0.27)	$(0.28)	$(0.68)
(Loss) income per share from discontinued operations - basic and diluted	(0.14)	0.01	(1.12)	(0.03)
Loss per share - basic and diluted	$(0.25)	$(0.26)	$(1.40)	$(0.71)
Weighted average shares outstanding - basic and dilutive	19,858	19,790	19,827	19,782

	As of
	July 31,	January 31,
(in thousands)	2017	2017
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$34,175	$69,000
Working capital	68,545	105,545
Adjusted working capital (excluding cash and cash equivalents)	34,370	36,545
Total assets	391,426	436,151
Total debt	164,137	162,355
Total Layne Christensen Company equity	55,928	82,220
Common shares issued and outstanding	19,882	19,805

Summary of Operating Segment Data

The following are revenues and Adjusted EBITDA for Layne's operating segments. A discussion of the results for Q2 FY 2018 for each segment compared to the prior year period follows the table.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2017	2016	2017	2016
Revenues
Water Resources	$44,830	$56,471	$86,973	$118,421
Inliner	53,962	52,976	101,370	100,510
Mineral Services	27,368	14,318	49,324	25,573
Intersegment eliminations	—	(130)	—	(223)
Total revenues	$126,160	$123,635	$237,667	$244,281

Total Adjusted EBITDA
Water Resources	$1,391	$1,765	$1,860	$5,862
Inliner	8,920	8,133	16,993	15,351
Mineral Services	5,184	4,063	10,210	4,114
Unallocated corporate expenses	(5,489)	(6,716)	(9,449)	(13,755)
Total Adjusted EBITDA	$10,006	$7,245	$19,614	$11,572

Water Resources

Revenues for Water Resources decreased during the three months ended July 31, 2017 compared to the prior year period primarily due to reduced activity in agricultural drilling projects in the western U.S. stemming from increased precipitation in the region and a decline in injection well activity.

Adjusted EBITDA for the three months ended July 31, 2017 was lower compared to the prior year reflecting reduced drilling activity in the western U.S.

Backlog was $68.7 million at July 31, 2017 compared to $62.3 million at April 30, 2017 and $72.6 million at July 31, 2016.

Inliner

Revenues for Inliner were higher by 1.9% compared to the prior year period due to overall increased activity levels.

The increase in Adjusted EBITDA was primarily attributable to increased crew efficiency coupled with a higher mix of self-performed work in the current quarter compared to the prior year period.

Backlog was $114.1 million at July 31, 2017 compared to $109.9 million at April 30, 2017 and $121.5 million at July 31, 2016.

Mineral Services

Revenues for Mineral Services increased 91.1% from the prior year period due to increased drilling activity from new and renewed business in Mexico, the western U.S. and Brazil.

The increase in Adjusted EBITDA for the three months ended July 31, 2017 was primarily due to significantly increased activity and profitability in Mexico and the western U.S. compared to the prior year period. Prior year Adjusted EBITDA included a $2.2 million value added tax recovery.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in Adjusted EBITDA were $5.5 million for the three months ended July 31, 2017 compared to $6.7 million for the same period last year. The improvement was primarily due to a reduction in legal and professional fees.

Use of Non-GAAP Financial Information

Layne’s measure of Total Adjusted EBITDA, which may not be comparable to other companies’ measure of Total Adjusted EBITDA, represents net loss before discontinued operations, taxes, interest, depreciation and amortization, gain or loss on sale of fixed assets, non-cash equity-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as restructuring costs, and certain other gains or losses, plus dividends received from affiliates. Total Adjusted EBITDA is included as a complement to results provided in accordance with generally accepted accounting principles (GAAP) because management believes this non-GAAP financial measure helps in understanding and evaluating Layne’s operating performance and trends and may be useful to investors. Layne management evaluates segment performance based on the segment’s revenues and Adjusted EBITDA, among other factors.  In addition, we use Total Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Total Adjusted EBITDA to measure compliance with certain covenants.

The following table reconciles net loss to Total Adjusted EBITDA.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2017	2016	2017	2016
Net loss	$(4,906)	$(5,310)	$(27,806)	$(14,113)
Items not included in Total Adjusted EBITDA
Net loss (income) from discontinued operations	2,771	(103)	22,253	679
Income tax expense (benefit)	613	(741)	1,663	472
Interest expense	4,237	4,209	8,437	8,455
Depreciation expense and amortization	6,373	6,527	12,857	12,485
(Gain) loss on sale of fixed assets	(420)	46	(1,032)	(89)
Non-cash equity-based compensation	750	807	1,769	2,018
Equity in earnings of affiliates	(1,015)	(458)	(1,726)	(1,727)
Restructuring costs	827	1,001	1,255	1,065
Other income, net	(229)	(80)	(66)	(111)
Dividends received from affiliates	1,005	1,347	2,010	2,438
Total Adjusted EBITDA	$10,006	$7,245	$19,614	$11,572

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Tuesday, September 12, 2017, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through September 19, 2017 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13668672#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: estimates and assumptions regarding Layne's strategic direction and business strategy, the timely and effective execution of Layne's strategy for Water Resources, the extent and timing of a recovery in the mining industry, prevailing prices for various commodities, longer term weather patterns, unanticipated slowdowns in Layne's major markets, the availability of credit, the risks and uncertainties normally incident to Layne's industries of operation, the impact of competition, the availability of equity or debt capital needed for the business, including the refinancing of Layne's existing indebtedness as it matures or accelerates, worldwide economic and political conditions and foreign currency fluctuations that may affect Layne's results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and Layne assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global water management, infrastructure services and drilling company, providing responsible solutions to the world of essential natural resources—water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com